                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Section
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

                          ORBITAL SCIENCES CORPORATION

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  No Fee Required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

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


                                EXPLANATORY NOTE

       This Definitive Proxy Statement on Schedule 14A is filed to correct the Stockholder Return Performance Presentation - Comparison of Cumulative Total Returns graph and replaces the Definitive Proxy Statement on Schedule 14A filed on April 20, 2000 in its entirety.

                                                                  [ORBITAL LOGO]

April 20, 2000

Dear Stockholder:

     It is my pleasure to invite you to the Annual Meeting of Stockholders of Orbital Sciences Corporation to be held on Thursday, June 1, 2000 at 9:00 A.M. at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your return of a proxy in advance will not affect your right to vote in person at the meeting.

     I hope that you will be able to attend the meeting. Orbital's officers and directors look forward to seeing you at that time.

Sincerely,

/s/ DAVID W. THOMPSON
DAVID W. THOMPSON
Chairman of the Board and
Chief Executive Officer

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 1, 2000
                            ------------------------

     The Annual Meeting of Stockholders of Orbital Sciences Corporation (the "Company"), a Delaware corporation, will be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, June 1, 2000 at 9:00 A.M. for the following purposes:

        1. To elect four directors for three-year terms ending in 2003.

        2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has set April 20, 2000 as the record date for the meeting. This means that owners of the Company's Common Stock at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements thereof.

EACH STOCKHOLDER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

By Order of the Board of Directors,

/s/ LESLIE C. SEEMAN
LESLIE C. SEEMAN
Executive Vice President, General Counsel
and Secretary

April 20, 2000

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Orbital Sciences Corporation (the "Company" or "Orbital") for use at the Annual Meeting of Stockholders to be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, June 1, 2000 at 9:00 A.M. and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 20, 2000 (the "Record Date") for determining stockholders who are entitled to vote at the Annual Meeting of Stockholders. On the Record Date, there were 37,417,245 shares of common stock, par value $0.01 per share (the "Common Stock"), outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted. Any proxy on which no directions are indicated will be voted FOR the election of the nominees for director set forth below. Proxies will be voted in the discretion of the holder of the proxy with respect to any other business that may properly come before the meeting and as to which a stockholder has not provided timely notice, and all matters incidental to the conduct of the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may revoke his or her proxy and vote his or her shares in person.

     This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about April 24, 2000.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Four directors are to be elected at the 2000 Annual Meeting for three-year terms that expire in 2003. Nine other directors have been elected to terms that end in either 2001 or 2002, as indicated below. Mr. James R. Thompson, who had previously been elected as a director for the term ending in 2001, has been nominated to fill the vacancy in the slate of directors for election in 2000 resulting from the retirement of Dr. John L. McLucas, who will assume an advisory role as director emeritus. The term of office of each nominated director will be for three years expiring at the 2003 Annual Meeting of Stockholders and until a successor is elected and qualified or until such director's death, removal or resignation. If any nominees for directors should become unavailable, the Human Resources and Nominating Committee of the Board of Directors would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.

     In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of Common Stock represented at the meeting and entitled to vote. The four nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. Shares that are withheld and broker nonvotes will have no effect on the outcome of the election.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

     Set forth below is certain information (as of March 1, 2000) concerning each of the nominees and each person whose term of office as a director will continue after the Annual Meeting.

               DIRECTORS TO BE ELECTED AT THE 2000 ANNUAL MEETING

DOUGLAS S. LUKE, 58
Chairman of Audit and Finance Committee and Member of Human Resources and Nominating Committee

Douglas S. Luke has been a director of the Company since 1983. Since 1998, Mr. Luke has been President and Chief Executive Officer of HL Capital, Inc., a private investment firm. From 1991 until 1998, Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a private investment firm. From 1979 until 1990, he held various positions with Rothschild, Inc., including the position of Managing Director from 1987 until 1990. Mr. Luke is currently a director of Regency Realty Corporation and Westvaco Corporation.

HARRISON H. SCHMITT, 64
Member of Audit and Finance Committee and Strategy and Technology Committee

Harrison H. Schmitt has been a director of the Company since 1983. From 1982 until the present, Dr. Schmitt has served in various capacities as a business and technical consultant. From 1976 to 1982, Dr. Schmitt was a United States Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was Assistant Administrator for Energy Programs for the National Aeronautics and Space Administration ("NASA"). From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon's surface.

JAMES R. THOMPSON, 63

James R. Thompson (who is not related to David W. Thompson) has been President and Chief Operating Officer since October 1999 and a director of the Company since 1992. From 1993 until October 1999, Mr. Thompson served as Executive Vice President and General Manager/Launch Systems Group. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of NASA's Marshall Space Flight Center. Mr. Thompson was Deputy Director for Technical Operations at Princeton University's Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a director of Nichols Research Corp. and SPACEHAB Incorporated.

SCOTT L. WEBSTER, 47

Scott L. Webster is a co-founder of Orbital and has been a director of the Company since 1982. In early 1998, Mr. Webster became Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L.P. ("ORBCOMM"). From 1993 to 1997, Mr. Webster served in various consulting capacities with the Company. He served as President of Orbital's Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster served as Orbital's Senior Vice President/ Marketing and Vice President of Marketing from Orbital's inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

FRED C. ALCORN, 69
Member of Human Resources and Nominating Committee

Fred C. Alcorn has been a director of the Company since 1983. Since 1975, Mr. Alcorn has been President of Alcorn Oil & Gas Company and Alcorn Development Company.

LENNARD A. FISK, 56
Member of Strategy and Technology Committee

Lennard A. Fisk has been a director of the Company since 1993. Since 1993, Dr. Fisk has been Professor and Chairman of the Department of Atmospheric, Oceanic, and Space Sciences at the University of Michigan. From 1987 until 1993, he was Associate Administrator for Space Science and Applications at NASA. From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs.

JACK L. KERREBROCK, 72
Member of Strategy and Technology Committee

Jack L. Kerrebrock has been a director of the Company since 1993. From 1984 until 1993, he was a director of Orbital's then wholly owned subsidiary, Orbital Research Corporation. Since 1965, Dr. Kerrebrock has been a Professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology. He also served as Associate Administrator for Aeronautics and Space Technology at NASA from 1981 to 1983.

DAVID W. THOMPSON, 45
Chairman of the Board

David W. Thompson is a co-founder of Orbital and has been Chairman of the Board and Chief Executive Officer of the Company since 1982. From 1982 until October 1999, he also served as the Company's President. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle's autopilot design at the

Charles Stark Draper Laboratory. Mr. Thompson serves as Chairman of Orbital Imaging Corporation ("ORBIMAGE") and as a director of ORBCOMM. Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2002

KELLY H. BURKE, 70
Chairman of Human Resources and Nominating Committee

Kelly H. Burke has been a director of the Company since 1984. Lt. General Burke served in the U.S. Air Force for 30 years, holding a variety of command and staff positions, culminating in that of Deputy Chief of Staff for Research, Development and Acquisition in the Pentagon. Since retiring from the U.S. Air Force in 1982, Lt. General Burke has been Chairman of Stafford, Burke and Hecker, Inc., an aerospace consulting firm. Additionally, Lt. General Burke has served as an advisor to the White House Science Office, the National Academy of Sciences, the Defense Science Board and the U.S. Air Force Scientific Advisory Board.

BRUCE W. FERGUSON, 45

Bruce W. Ferguson is a co-founder of Orbital and has been a director of the Company since 1982. Mr. Ferguson is Chairman, President and Chief Executive Officer of Edenspace Systems Corporation, an environmental services company he co-founded in 1998. Mr. Ferguson was Senior Vice President, Special Projects of Orbital from 1997 to 1999, Executive Vice President and General Manager/Communications and Information Services Group from 1993 until 1997, and Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993. From 1985 to 1989, he was Senior Vice President/Finance and Administration and General Counsel of Orbital. Mr. Ferguson is also a director of ORBIMAGE.

DANIEL J. FINK, 73
Chairman of Strategy and Technology Committee and Member of Audit and Finance Committee

Daniel J. Fink has been a director of the Company since 1983. Since 1982, Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the position of Senior Vice President from 1979 to 1982. Mr. Fink is a director of Titan Corporation, a former member of the Defense Science Board and a former Chairman of the NASA Advisory Council.

JANICE I. OBUCHOWSKI, 48
Member of Strategy and Technology Committee

Janice I. Obuchowski has been a director of the Company since 1996. Since 1992, Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm. From 1995 until June 1998, Ms. Obuchowski was an Executive Vice President of NextWave Telecom, Inc. From 1989 to 1992, she served as the Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Chief of the Common Carrier Bureau's International Policy Division and Senior Advisor to the Chairman. Ms. Obuchowski is a director of CSG Systems, Inc.

FRANK L. SALIZZONI, 61
Member of Audit and Finance Committee

Frank L. Salizzoni has been a director of the Company since 1996. Mr. Salizzoni has been President and Chief Executive Officer of H&R Block, Inc. since 1996. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and

Chief Executive Officer of TW Services, one of the largest food services companies in the United States. From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a director of H&R Block, Inc.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Meetings and Committees

     During 1999, the Board of Directors held 10 meetings. The Board has three standing committees: the Audit and Finance Committee; the Human Resources and Nominating Committee; and the Strategy and Technology Committee. The biographical information in the immediately preceding section identifies the committee memberships held by each director.

     The Audit and Finance Committee, which held 13 meetings in 1999, reviews the Company's financial reports and other information relating to corporate financial performance and planning, including major issues regarding accounting and auditing practices; oversees the Company's internal controls that could significantly affect the Company's financial statements; evaluates Company financings and financial aspects of potential acquisitions, divestitures and joint ventures; recommends annually the appointment of the Company's independent auditors and reviews such auditors' compensation and performance; consults with the independent auditors with regard to the plan of audit; and consults with the independent auditors with regard to the Company's financial results, significant accounting policies and issues, and the adequacy of internal controls of the Company.

     The Human Resources and Nominating Committee, which held six meetings in 1999, administers the Company's stock option and stock purchase plans; approves compensation arrangements for directors, executive officers and certain other members of management; evaluates compensation plans and policies and makes recommendations to the Board with respect thereto; oversees the Company's defined contribution and deferred compensation plans; considers issues of management development, evaluation and succession; reviews corporate human resources matters, including issues relating to work force recruiting and retention; and nominates candidates for positions on the Board. In addition, the Committee will consider nominees recommended by stockholders for election as directors if such recommendations are in writing, are filed with the Secretary of the Company by the time specified in the Company's By-Laws and include the information specified in the Company's By-Laws.

     The Strategy and Technology Committee, which held four meetings in 1999, gives initial Board-level consideration to certain advanced technology and business strategy issues, including competitive assessments; reviews and assesses major programs and research and development activities; evaluates potential acquisitions, divestitures and joint ventures; and evaluates technical and market risks associated with new product development.

Director Compensation

     During 1999, four members of the Board of Directors were salaried employees of the Company or its affiliates. Such employee-directors receive no additional compensation for serving on the Board. Board members who are not salaried employees receive separate compensation for Board service. That compensation includes: (i) an annual retainer in the form of cash or restricted stock or a combination of the two, (ii) attendance fees, (iii) stock options and (iv) in some instances, restricted stock awards. All directors also are reimbursed for out-of-pocket expenses in connection with Board and committee service.

     Retainer and Fees. Nonemployee directors receive an annual retainer of $7,500, along with $1,000 for each Board or committee meeting attended. As described below, nonemployee directors may elect to receive their annual retainer in restricted Common Stock of the Company.

     Options and Restricted Stock. Under the 1997 Stock Option and Incentive Plan (the "1997 Option Plan"), nonemployee directors receive an annual grant on the first business day in January of options to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value on that date. On

January 2, 1999, the option exercise price was $43.31 per share. The option grant vests in its entirety one year from the grant date.

     The Board has adopted two nonemployee director compensation programs that are intended to incentivize nonemployee directors to increase their equity ownership in the Company and to directly align their financial interests with those of stockholders. The first is a compensation program that allows nonemployee directors to elect to receive shares of restricted Common Stock in lieu of all or a portion of their annual cash retainer under the 1997 Option Plan. Nonemployee directors making this election receive an additional matching award of an equal number of shares of restricted Common Stock. The grant, including the matching award of restricted Common Stock, vests in its entirety two years from the date of grant. During 1999, the Company issued a total of 3,440 shares of restricted Common Stock to all ten eligible directors in lieu of a cash annual retainer.

     The second compensation program allows the Company to match a nonemployee director's purchase of up to $10,000 worth of Common Stock in the open market in a calendar year with a grant of restricted Common Stock under the 1997 Option Plan. The number of shares of restricted Common Stock granted is equal to the dollar value of the nonemployee director's stock purchase in any given calendar quarter divided by the average closing sales price of the Company's Common Stock during that calendar quarter. The grant vests in its entirety in two years from the date of grant. In 1999, the Company issued a total of 1,594 shares of restricted Common Stock to five nonemployee directors who participated in the program.

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal years ended December 31, 1999, 1998 and 1997, as applicable, to the Chief Executive Officer and the four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1999 (collectively, the "Named Officers").

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                ANNUAL COMPENSATION          SECURITIES
                                              ------------------------       UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR       SALARY         BONUS          OPTIONS(#)    COMPENSATION(A)
   ---------------------------      ----      --------      ----------      ------------   ---------------
David W. Thompson.................  1999      $415,000      $  166,000        250,000          $14,600
Chairman of the Board and                                                      60,000(b)
  Chief Executive Officer
                                    1998       390,000         207,800(c)      90,000           16,036
                                                                               50,000(b)
                                                                              250,000(d)
                                    1997       375,000       1,700,135(e)     105,000           22,600
                                                                               40,000(b)

James R. Thompson.................  1999       312,000         110,625         50,000           17,942
President and Chief Operating
  Officer
                                    1998       270,000         137,800         40,000           14,311
                                    1997       255,000         114,800         30,000           16,896

Robert R. Lovell..................  1999       325,000         313,250(f)      30,000           28,399(g)
Executive Vice President and
  General Manager/Space Systems     1998       310,000         413,300(f)      40,000           37,594(g)
  Group                                                                        75,000(b)
                                    1997(h)    161,000          56,300         50,000           14,467(g)

Jeffrey V. Pirone.................  1999       280,000          84,000        150,000           12,893
Executive Vice President and                                                   15,000(b)
  Chief Financial Officer
                                    1998       250,000          91,200         75,000           13,514
                                                                              140,000(d)
                                    1997       215,000         136,800         80,000           15,636
                                                                               20,000(b)

Michael D. Griffin................  1999       280,000          70,000         30,000            9,329
Executive Vice President and Chief
  Technical Officer                 1998       265,000          86,100         30,000           13,741
                                                                              100,000(d)
                                    1997       250,000         112,500         30,000           16,750

---------------
(a) Except for other compensation additionally noted, "All Other Compensation" consists of Company contributions under a 401(k) plan or deferred compensation plan. For 1999, amounts contributed under a 401(k) plan and deferred compensation plan, respectively, were as follows for each Named
    Officer: Mr. D.W. Thompson, $8,000 and $6,600; Mr. J.R. Thompson, $8,000 and $9,942; Mr. Lovell, $4,321 and $78; Mr. Pirone, $8,000 and $4,893; and Mr.
    Griffin, $7,188 and $2,141.

(b) Shares of common stock of ORBIMAGE underlying options granted under the ORBIMAGE 1996 Stock Option Plan. ORBIMAGE options were granted with an exercise price of $6.25 per share in 1999 and $4.17 per share in 1998 and 1997 and vest annually over a three-year period.

(c) Does not include $1,545,000 earned under Mr. Thompson's performance share agreement, which award Mr. Thompson declined to accept.

(d) Shares of common stock of Magellan underlying options granted under the 1998 Magellan Stock Option and Incentive Plan (the "1998 Magellan Option Plan"). Magellan options were granted with an exercise price of $.40 per share and generally vest over a three-year period.

(e) Includes a $1,420,135 bonus earned under Mr. Thompson's performance share agreement.

(f) Includes $232,000 and $312,500 special bonuses earned in 1999 and 1998, respectively, based on achieving sales targets in such years.

(g) Includes $2,000 per month housing allowance.

(h) Mr. Lovell joined the Company on a full-time basis in August 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below shows information on grants of stock options during the fiscal year ended December 31, 1999 to the Named Officers under Orbital's 1997 Option Plan, which options are reflected in the Summary Compensation Table. Except as otherwise indicated, all options granted to the Named Officers under the 1997 Option Plan vest annually over a three-year period.

                                                                                POTENTIAL REALIZED
                                                                                 VALUE AT ASSUMED
                                                                                  RATES OF STOCK
                                                                                PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                       FOR OPTION TERM
                          --------------------------------------------------   ---------------------
                          NUMBER OF
                          SECURITIES    % OF TOTAL
                          UNDERLYING    GRANTED TO    EXERCISE
                           OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION
          NAME            GRANTED(#)   FISCAL YEAR    ($/SHARE)      DATE         5%         10%
          ----            ----------   ------------   ---------   ----------   --------   ----------
David W. Thompson.......   250,000(a)      12%         $ 40.00    5/28/2009         N/A   $4,670,856
James R. Thompson.......    50,000          2%          22.625    5/28/2009    $711,437    1,802,921
Robert R. Lovell........    30,000          1%          22.625    5/28/2009     426,862    1,081,753
Jeffrey V. Pirone.......   150,000(a)       7%           40.00    5/28/2009         N/A    2,802,513
Michael D. Griffin......    30,000          1%          22.625    5/28/2009     426,862    1,081,753

---------------
(a) Options vest annually over a four-year period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below shows information with respect to the exercise of stock options during fiscal year 1999 by the Named Officers, as well as the 1999 year-end value of unexercised stock options granted under the 1997 Option Plan and its predecessor, the Company's 1990 Stock Option Plan.

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTION SHARES             IN-THE-MONEY OPTIONS
                                   SHARES                    AT DECEMBER 31, 1999          AT DECEMBER 31, 1999
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
David W. Thompson..............        --            --     155,000        345,000       $337,188        $54,688
James R. Thompson..............    11,000      $194,260     122,755         86,665        406,456         14,790
Robert R. Lovell...............        --            --      79,668         73,332        177,219          5,208
Jeffrey V. Pirone..............        --            --      72,334        226,666        115,228         37,499
Michael D. Griffin.............        --            --      28,337         59,999         56,994         14,790

COMPENSATION COMMITTEE REPORT

     Overview and Philosophy. The Human Resources and Nominating Committee (the "Committee") is composed entirely of independent nonemployee directors and is responsible for evaluating and determining the compensation of the Company's senior executives. The Committee strives to ensure that compensation serves to motivate and retain senior executives while also being in the best interests of the Company and its stockholders. The Committee's philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Orbital's senior management to those of the Company's stockholders. The Committee endeavors to attain these goals by tying compensation to the achievement of certain operational and financial objectives adopted semi-annually by the Committee. To implement these objectives, the Company's compensation structure has five general components: (i) base salary, (ii) annual cash bonuses and, under certain circumstances, special cash bonuses, (iii) stock options, (iv) stock ownership incentives and (v) under certain circumstances, stock appreciation rights.

     Base Salary. In the early part of each fiscal year, the Committee reviews with Mr. David W. Thompson, Orbital's Chief Executive Officer, and approves, with any modifications it deems appropriate, salary levels for the Company's executive officers, including the Named Officers, and certain other members of senior management. Generally, the salaries are determined subjectively, intending to reflect the value of the job in the marketplace and the past and expected future performance and contributions of the individual senior executive, as well as the Company's overall growth and profitability.

     Annual Cash Incentive Bonus. Under the Company's incentive bonus plan for 1999, the Chief Executive Officer was eligible to receive a bonus of up to 80% of base salary, and the Company's President and Chief Operating Officer and Executive Vice President and Chief Financial Officer were each eligible to receive a bonus of up to 60% of base salary, based on individual achievements and overall Company financial and operational performance. The Company's other executive officers, including the other Named Officers, were eligible to receive annual bonuses of up to 50% of base salary, based primarily on individual achievements and their operating groups' financial and operational performance. In January 1999 and July 1999, the Committee reviewed and adopted operational and financial goals recommended by management for purposes of 1999 bonus opportunities. Financial goals included achievement of target levels with respect to revenues, backlog, earnings and cash flow, and the price of the Company's Common Stock, with greater emphasis placed on earnings and the performance of the Company's Common Stock. Operational goals included space mission reliability and timeliness, new orders and contracts, new product initiatives, adherence to schedules and budgets, and the completion of certain corporate transactions.

     In July 1999 and January 2000, the Chief Executive Officer evaluated the Company's and the individual groups' performance against the established goals, and presented his evaluation, together with his reasoning and recommended bonus percentages. The Committee then determined, based on the recommendations of the

Chief Executive Officer and other members of management and any other factors the Committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer. In addition, the Committee established a bonus pool for all other eligible employees. The Committee concluded that the Company achieved moderate success in meeting its operational goals in the first half of 1999 and was somewhat less successful in meeting its operational goals in the second half of 1999. The Company failed to meet certain financial goals, especially with respect to earnings and stock price. The total bonus percentage awarded to each of the Named Officers, other than the Chief Executive Officer (discussed below), was 50% of the target bonus amount, or 30% of annual base salary for the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer and 25% of annual base salary for the other Named Officers.

     In addition to its annual incentive bonus plan, the Company also has a policy of awarding special cash bonuses to an individual or a group in recognition of exceptional achievement or effort. No special bonuses were awarded to the Named Officers in 1999. Pursuant to an agreement with the Company intended to incentivize satellite system marketing efforts, Mr. Lovell may be eligible to receive a special annual cash bonus of up to $312,500 depending upon new Space Systems Group business. As a result of such new business booked in the past two years, Mr. Lovell received a special bonus of $232,000 for 1999 and $312,500 for 1998.

     In 1999, the Committee awarded Performance Share Agreements to the Company's Chief Executive Officer (discussed below) and to Mr. J.R. Thompson and Mr. Pirone, the Company's President and Chief Operating Officer and Executive Vice President and Chief Financial Officer, respectively. These agreements are intended to provide these Named Officers with further incentive to enhance the financial and operational strength of the Company by directly linking a significant component of their compensation to the amount of appreciation in the Company's Common Stock. Under these agreements, 50,000 performance shares each were granted to Mr. J.R. Thompson and Mr. Pirone. The agreements provide for a bonus to be paid in 2000 equal to the number of performance shares multiplied by the amount by which the average closing sales price of the Company's Common Stock for the month of March 2000 exceeded $30 per share. Messrs. Thompson and Pirone were not entitled to receive any bonus in 2000 under their Performance Share Agreements, in accordance with their terms. The agreements also provide for a bonus to be paid next year determined by the number of performance shares multiplied by the increase of the average closing sales price of the Company's Common Stock for the month of March 2001 over the average closing sales price of the Company's Common Stock for the month of March 2000. Bonuses earned pursuant to these agreements are paid into the Named Officer's account under Orbital's deferred compensation plan, with 50% of the amount vesting immediately and the remainder vesting one year later.

     Stock Options. The Committee believes that the award of stock options provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Under the 1997 Option Plan, stock options are granted at an exercise price equal to or, in limited circumstances, greater than the closing price of the Company's Common Stock on the date of the grant and generally vest annually over a three-year period. Therefore, the value of the grant to the recipient is directly related to an increase in the price of the Common Stock. The Committee generally approves an annual grant to senior executives, including the Named Officers. In addition, stock option grants occasionally may be awarded throughout the year to individuals, including the Named Officers. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the individual's degree of responsibility, general level of performance, ability to affect future Company performance, salary level, option holdings and recent noteworthy achievements. Stock option awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value.

     In 1999, as a result of the steep decline in the Company's Common Stock and the Committee's view that certain members of senior management should be further incentivized to take the necessary steps to strengthen Orbital's stock price to prior years' levels, the Committee decided to grant larger than usual awards to the Company's Chief Executive Officer and Executive Vice President and Chief Financial Officer with an exercise price set at $40 per share, which was approximately twice the fair market value on the date of grant. Such options vest annually over a four-year period.

     In addition to the options granted under the 1997 Option Plan, in 1999 certain senior managers, including certain of the Named Officers, were granted ORBIMAGE common stock options under the ORBIMAGE 1996 Stock Option Plan. The ORBIMAGE 1996 Stock Option Plan is administered by ORBIMAGE's Board of Directors. These stock options were granted to incentivize continued efforts by the grantees in assisting ORBIMAGE's development and operations.

     Stock Ownership Incentives. Intending to incentivize senior management to increase their equity ownership in the Company and thus to further motivate performance, the Committee has instituted an executive officer loan program that authorizes the Company to make a loan of up to $50,000 to each executive officer solely for the purpose of purchasing Common Stock in the open market. Each loan is for a term of four years with interest deferred. The Company has agreed to forgive one-half of the principal amount and any accrued interest on the third anniversary of the loan and the other one-half of the principal amount and any accrued interest on the fourth anniversary of the loan if the executive officer continues to hold all the shares of stock acquired with the loan proceeds on the third anniversary of the loan and at least one-half of all such shares on the fourth anniversary of the loan. Since 1997, five executive officers, including three Named Officers, have participated in this program.

     In October 1998, the Committee adopted the 1999 Employee Stock Purchase Plan ("ESPP"), which provides an opportunity for all employees, including senior management, to purchase the Company's Common Stock at a 15% discount. The Committee believes that promoting company-wide employee stock ownership will benefit the Company by aligning employees' financial interests with those of stockholders. The ESPP is intended to benefit the Company by increasing employees' interest in the Company's growth and success and to assist in recruiting and retaining high quality employees.

     Chief Executive Compensation. Based on the Committee's review of the Chief Executive Officer's performance, the overall performance of the Company and compensation levels for comparable positions in the industry, the Committee authorized a merit increase of $25,000 in Mr. Thompson's annual base salary from $390,000 in 1998 to $415,000 effective January 1, 1999. The Committee maintained the Chief Executive Officer's target bonus percentage at 80% of base salary for 1999. The total bonus percentage awarded the Chief Executive Officer under the Company's incentive bonus plan in 1999 was 50% of target, or 40% of his base salary. In determining the Chief Executive Officer's annual cash incentive bonus, the Committee considered specific personal objectives of the Chief Executive Officer for 1999, which included management goals with respect to the operations of the Company's product line groups, certain financial and operational goals for ORBCOMM and ORBIMAGE, and goals related to revenues, earnings and stock price. As discussed above under Stock Options, the Committee approved a grant of 250,000 options to Mr. Thompson in 1999 with an exercise price of $40 per share, which was approximately twice the fair market value on the date of grant. Such options vest annually over a four-year period.

     Since 1996, the Company has awarded the Chief Executive Officer with Performance Share Agreements to provide him with further incentive to enhance the financial and operational strength of the Company by directly linking a significant component of his compensation to the amount of appreciation in the Company's Common Stock. In 1999, Mr. Thompson declined to accept the performance share award to which he would have otherwise been entitled based on the Company's stock price performance in 1998 through the beginning of 1999. Under the agreement awarded in 1999, 100,000 performance shares were granted to Mr. Thompson. The agreement provides for a bonus to be paid in 2000 equal to the number of performance shares multiplied by the amount by which the average closing sales price of the Company's Common Stock for the month of March 2000 exceeded $30 per share. Mr. Thompson was not entitled to receive any bonus in 2000 under his Performance Share Agreement, in accordance with its terms. The agreement also provides for a bonus to be paid next year determined by the number of performance shares multiplied by the increase of the average closing sales price of the Company's Common Stock for the month of March 2001 over the average closing sales price of the Company's Common Stock for the month of March 2000. Bonuses earned pursuant to this agreement are paid into the Chief Executive Officer's account under Orbital's deferred compensation plan, with 50% of the amount vesting immediately and the remainder vesting one year later.

     The foregoing report has been furnished by the Committee members:

Lt. Gen. Kelly H. Burke (Chairman)                  Dr. John L. McLucas
Mr. Douglas S. Luke                                 Mr. Fred C. Alcorn

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the yearly cumulative total return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index for the five-year period commencing on December 31, 1994 and ending on December 31, 1999.

PERFORMANCE GRAPH   COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                                    NASDAQ US COMPANY               DOW JONES               ORBITAL SCIENCES
                                                          INDEX              AREOSPACE/DEFENSE INDEX           CORPORATION
                                                    -----------------        -----------------------        ----------------
December 1994                                            100.00                      100.00                      100.00
December 1995                                            137.59                      170.73                       66.23
December 1996                                            169.48                      223.96                       89.61
December 1997                                            226.14                      232.41                      154.55
December 1998                                            291.80                      189.33                      228.57
December 1999                                            353.74                      168.25                       96.43

* Assumes that the value of the investment in Orbital Common Stock, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index was $100 on December 31, 1994. It should be noted that the Company has not declared any dividends on its Common Stock.

INDEMNIFICATION AGREEMENTS

     The Company has entered into substantially identical indemnification agreements with each of its directors, the Named Officers and with certain other officers and senior managers. The agreements provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his or her position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to the Company's best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders and that the Restated Certificate of Incorporation or By-Laws may not be amended to affect adversely the rights of the indemnitee.

     The Company also maintains insurance to indemnify its directors and officers against certain liabilities, for which the Company paid approximately $350,000 in premiums in 1999.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into executive employment agreements with the Company's executive officers, including each of the Named Officers, currently employed by the Company. These agreements become effective in the event of a "change of control" (as defined in the agreements) of the Company, and no officer currently receives compensation under these agreements. Upon a "change of control," each officer whose employment is terminated by the Company other than for disability or "cause" (as defined in the agreements), or who terminates his or her employment for "good reason" (as defined in the agreements), within 24 months following such "change of control," would receive his or her full base salary through the termination date, plus a lump sum equal to two times the sum of his or her annual base salary plus an amount equal to any bonus paid in the previous year. In addition, all retirement benefits would vest, all insurance benefits would continue for 24 months and all Company stock options would be repurchased by the Company at the difference between the highest price paid in the "change of control" transaction for shares of stock of the same class or series and the exercise price of the stock option.

     Pursuant to an agreement with the Company, Mr. Lovell may be eligible to receive a special cash bonus depending upon new business booked by the Space Systems Group in each July 1 to June 30 twelve-month period. Under this agreement, Mr. Lovell may be eligible to receive up to $312,500 per year. The Company also pays Mr. Lovell a $2,000 per month housing allowance due to the fact that his position at the Company requires him to live away from his permanent residence.

RELATED TRANSACTIONS

     Halprin, Temple, Goodman & Maher, a law firm in which the spouse of one of the Company's directors, Ms. Obuchowski, is a partner, has, since 1989, provided the Company and its affiliates, ORBCOMM and ORBIMAGE, with legal services in connection with licensing and regulatory matters involving the Federal Communications Commission.

     In February 1998, the Company entered into a loan agreement with Mr. John
P. Huyett, who is currently the President of the Company's subsidiary, Magellan Corporation, for the principal amount of $325,000, bearing an annual interest rate of 5.5%, to assist in financing the purchase of a residence. The loan came due in 1999. The Company agreed to extend the due date of the loan, with accrued interest rolled into the principal amount, through December 31, 2000. The loan will be secured by Mr. Huyett's principal residence. The total amount of the loan outstanding as of April 7, 2000 was approximately $365,000.

     In September 1999, Mr. Ferguson, a director of the Company, exercised his right under the Orbital Communications Corporation ("OCC") 1992 Stock Option Plan (the "OCC Option Plan"), to cause OCC to repurchase 7,500 shares of the 32,500 shares of OCC common stock that Mr. Ferguson had acquired upon exercise of options. OCC is a wholly owned subsidiary of Orbital. At that time, OCC tendered to Mr. Ferguson $163,762.50 cash and a promissory note for $163,762.50 for the repurchase of Mr. Ferguson's OCC shares. The note bears an annual interest rate of 5.35% and is due in September 2000.

                           OWNERSHIP OF COMMON STOCK

     The table below sets forth certain information regarding Orbital's stock-based holdings as of March 1, 2000 by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company and each Named Officer, and (iii) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. Each of the individuals listed below owns less than 1% of the outstanding shares and voting power of Common Stock.

     The Company's directors and executive officers as a group beneficially held approximately 5% of the Company's Common Stock as of March 1, 2000.

                                                                 SHARES       TOTAL SHARES
                                                              BENEFICIALLY    AND OPTIONS
                      NAME AND ADDRESS                          OWNED(a)        OWNED(b)
                      ----------------                        ------------    ------------
Lord, Abbett & Co. .........................................   2,556,370       2,556,370
  767 Fifth Avenue
  New York, NY 10153(c)
Wallace R. Weitz & Company..................................   4,900,400       4,900,400
  1125 S. 103rd Street, Suite 600
  Omaha, NE 68124(c)
Fred C. Alcorn..............................................      74,176          77,176
Kelly H. Burke..............................................      47,996          50,996
Bruce W. Ferguson(d)........................................     103,334         103,334
Daniel J. Fink(e)...........................................      37,432          40,432
Lennard A. Fisk.............................................      20,215          23,215
Michael D. Griffin..........................................      45,003          88,336
Jack L. Kerrebrock..........................................      37,889          40,889
Robert R. Lovell............................................      98,101         183,100
Douglas S. Luke.............................................      36,347          39,347
John L. McLucas.............................................      37,334          40,334
Janice I. Obuchowski........................................      13,506          16,506
Jeffrey V. Pirone(e)........................................     115,550         340,550
Frank L. Salizzoni..........................................      13,319          16,319
Harrison H. Schmitt.........................................      19,529          22,529
David W. Thompson(d)........................................     257,459         622,459
James R. Thompson(d)(e).....................................     147,680         274,346
Scott L. Webster............................................     261,050         261,050
Officers and Directors as a Group (23 persons)..............   1,876,738       3,252,060

---------------
(a) Includes shares issuable upon exercise of currently vested stock options or options that will vest within 60 days of March 1, 2000, in the following amounts: Fred C. Alcorn, 24,000 shares; Kelly H. Burke, 16,000 shares; Bruce
    W. Ferguson, 55,000 shares; Daniel J. Fink, 24,000 shares; Lennard A. Fisk, 16,000 shares; Michael D. Griffin, 45,003 shares; Jack L. Kerrebrock, 24,000 shares; Robert R. Lovell, 93,001 shares; Douglas S. Luke, 20,000 shares; John L. McLucas, 16,000 shares; Janice I. Obuchowski, 9,000 shares; Jeffrey
    V. Pirone, 114,000 shares; Frank L. Salizzoni, 9,000 shares; Harrison H. Schmitt, 13,000 shares; David W. Thompson, 210,000 shares; James R. Thompson, 142,754 shares; Scott L. Webster, 158,000 shares; and all officers and directors as a group, 1,453,525 shares.

(b) Total Orbital stock-based holdings, including shares beneficially owned and reported on this table and stock options that will not become exercisable within 60 days of March 1, 2000.

(c) Lord, Abbett & Co. owned 6.8% of the Company's Common Stock as of December 31, 1999 and Wallace R. Weitz & Company owned 13.1% of the Company's Common Stock as of February 4, 2000
based on a Schedule 13G filed by each of them with the Securities and Exchange Commission (the "SEC").

(d) Excludes 12,580 shares of Common Stock owned by Mr. Ferguson's wife, 23,000 shares of Common Stock owned by Mr. D.W. Thompson's wife, and 1,385 shares of Common Stock owned by Mr. J.R. Thompson's wife. Messrs. Ferguson, D.W. Thompson and J.R. Thompson disclaim beneficial ownership of such shares.

(e) Includes 1,000 shares of Common Stock with respect to which Mr. Fink shares voting and investment power with his wife, 200 shares of Common Stock with respect to which Mr. Pirone exercises voting and investment power on behalf of his dependent children, and 16,374 shares of Common Stock with respect to which Mr. J.R. Thompson exercises voting and investment power on behalf of a trust.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act requires Orbital's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons, the Company believes that, except as specified below, all its executive officers and directors complied with the filing requirements applicable to them with respect to transactions during fiscal year 1999. In 1998, Scott L. Webster gifted shares of Common Stock which was reported late on a Form 5 filed in February 2000.

                              INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent auditors for the fiscal year ending December 31, 2000. PricewaterhouseCoopers has served as the Company's independent auditors since May 10, 1999. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they so desire.

     Previously, KPMG LLP ("KPMG") served as the Company's independent auditors since 1989. On April 22, 1999, the Company, at the direction of the Audit and Finance Committee of the Board of Directors, notified KPMG that the Company had determined to change auditors. PricewaterhouseCoopers has been given full authorization by the Company to speak with KPMG, and has done so. The Company has not restricted KPMG from responding fully to such inquiries with respect to any matters.

     KPMG issued an audit report, dated February 16, 1999, except as to Note 13, which was as of March 18, 1999 (the "Audit Report"), on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 1998 and December 31, 1997. The Audit Report did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. As discussed below, however, in a letter dated October 28, 1999, KPMG informed Orbital that such Audit Report, together with its audit report for the fiscal year ended December 31, 1997, should no longer be relied upon.

     As was reported in Orbital's Report on Form 8-K dated April 22, 1999 (the "Form 8-K"), in connection with the audit of the Company's 1998 consolidated financial statements, KPMG proposed adjustments to the Company's previously issued 1998 quarterly financial statements and to the results for the 1998 fourth quarter as initially prepared by the Company. The proposed adjustments were based on KPMG's interpretation of specific accounting standards. While the Company believed that its own interpretation and application of accounting standards had been reasonable under the circumstances, after discussion with KPMG and the Audit and Finance Committee, the Company determined to restate the previously issued 1998 unaudited quarterly financial statements in the manner recommended by KPMG. The Company also agreed to adjust its results for the fourth quarter of 1998 in the manner recommended by KPMG. Except as described herein, for the year ended December 31, 1998, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report.

     On April 14, 1999, KPMG advised the Company by letter that KPMG believed that there were material weaknesses in the Company's systems of internal controls relating to the manner of recording adjustments to financial information submitted by subsidiaries and operating divisions of the Company. In particular, KPMG cited:

     - adjustments made in the first and second quarters of 1998 to capitalize certain product enhancement costs at the Company's subsidiary, Magellan Corporation, which appeared to KPMG to have been made outside Magellan's system of internal accounting controls and which were not recorded in its general ledger and were not included in closing consolidating entries for such quarters;

     - an adjustment made in the third quarter of 1998 to increase revenue recognized pursuant to a contract at the Company's subsidiary, MacDonald, Dettwiler and Associates Ltd, which was not reflected in its general ledger and which was not included in closing consolidating entries in the third quarter; and

     - corporate adjustments made in closing consolidating entries to certain long-term contract accounting at the Company's operating divisions, which had the effect of increasing revenues and profits on some of these contracts and which KPMG believed did not properly consider all the information used by the operating divisions.

     In its letter, KPMG further advised the Company that KPMG's Audit Report was not affected by the material weakness conditions that it believed existed, and that KPMG considered such material weaknesses in determining the nature, timing and extent of its audit tests. Prior to the receipt of KPMG's letter, the Company and the Audit and Finance Committee had discussions with KPMG indicating disagreement with KPMG's conclusions and had expressed to KPMG the Company's view that the adjustments in question were properly recorded by the Company after appropriate consultation with the subsidiaries and operating divisions involved.

     On May 13, 1999, the Company received a response from KPMG to the Company's Form 8-K. In its response, KPMG disagreed with the Company's characterization of the nature of adjustments that had been made to the 1998 unaudited quarterly financial statements, stating that "KPMG believe(d) that the adjustments were not based solely on 'KPMG's interpretation of the specific accounting standards."' KPMG further indicated that, in its view, "the adjustments included: (a) adjustments required to correct errors by the Company in recording certain transactions, which errors caused the Company to record those transactions in a manner that was inconsistent with generally accepted accounting principles; and (b) adjustments required to correct the Company's incorrect application or incorrect interpretation of specific generally accepted accounting principles."

     KPMG also described the matters which led to these adjustments as follows:

     - "During each of the four quarters of 1998, the Company capitalized an aggregate of approximately $6.6 million of product enhancement costs at its Magellan subsidiary based on an incorrect application of generally accepted accounting principles.

     - During the third quarter of 1998, the Company recognized approximately $5.8 million in revenue on a contract at the Company's MacDonald Dettwiler & Associates subsidiary based on an incorrect application of generally accepted accounting principles.

     - During the fourth quarter of 1998, the Company recognized approximately $1.5 million of revenue with respect to a contract, the terms of which was not finalized with the customer until after the conclusion of the quarter.

     - During the fourth quarter of 1998, the Company recognized approximately $5.4 million of revenue with respect to certain of its long-term contracts through incorrect reductions to cost estimates to complete those contracts.

     - During the fourth quarter of 1998, the Company recognized approximately $3.8 million of revenue with respect to a certain contract based on an incorrect application of generally accepted accounting principles.

     - During the fourth quarter of 1998, the Company recognized approximately $5.1 million of revenue relating to sales to an equity method investee based on an incorrect application of generally accepted accounting principles."

     For each of the matters described above, KPMG proposed adjustments, all of which were recorded by the Company, to reverse the amounts originally recorded by the Company.

     In addition, KPMG asserted that (i) the items referred to in KPMG's material weakness letter had caused KPMG to expand significantly the scope of its audit procedures, (ii) it had advised Orbital that it would stand for reappointment as the company's principal accountants only if Orbital hired an experienced chief accounting officer who would have the ultimate authority to make accounting decisions at the Company, (iii) it wished to discuss this condition with Orbital's Audit and Finance Committee and (iv) its appointment was terminated by Orbital prior to KPMG having such discussions with the full Audit and Finance Committee.

     On the Company's Form 8-K dated May 14, 1999, the Company reported that it disagreed with a number of the statements made by KPMG in its response letter. Orbital reiterated its belief that (i) its interpretation and application of accounting standards in the quarterly financial statements as originally filed were reasonable, however, the Company accepted KPMG's interpretation of complex accounting standards and agreed to the restatement proposed by KPMG and (ii) KPMG's characterizations and enumerations of fourth quarter adjustments in the course of the audit were unnecessary. The Company further stated, "Any audit involves adjustments proposed by an auditor that are then discussed with its client. Based on additional analyses of facts by the client and the auditor, the auditor may then modify its proposed adjustments or not. That was the process engaged in by Orbital and KPMG. What is significant is that (1) in Orbital's audited financial statements, all adjustments finally proposed by KPMG were recorded by the Company and (2) as indicted in KPMG's unqualified opinion, the Company's financial statements for the year ended December 31, 1998 complied with GAAP and contained all appropriate disclosures." The Company also reported that it continued to disagree with KPMG's assertions with respect to alleged material weaknesses.

     In October 1999, after questions were raised pertaining primarily to Orbital's previous accounting for certain transactions related to its investments in ORBIMAGE and CCI, the valuation of its subsidiary, Magellan, and certain other matters, KPMG informed Orbital that KPMG's 1998 and 1997 audit reports should no longer be relied upon. The Company announced that it would restate its financial statements for the foregoing periods. In addition the Company will restate its interim financial statements for 1999.

     KPMG has audited Orbital's restated consolidated financial statements as of and for the years ended December 31, 1998 and 1997 and issued its report dated February 16, 1999, except as to note 13 which is as of March 18, 1999, and Note 1A which is as of April 17, 2000. KPMG's opinion on the restated consolidated financial statements of Orbital for the fiscal years ended December 31, 1998 and 1997 does not contain any adverse opinions or disclaimer of opinion and is not qualified or modified as to uncertainty, audit scope or accounting principles.

                 STOCKHOLDER PROPOSALS FOR 2001 PROXY STATEMENT

     Stockholder proposals that are intended to be included in the proxy statement and related proxy materials for the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than December 27, 2000 at its principal office, 21700 Atlantic Boulevard, Dulles, Virginia 20166,
Attention: Corporate Secretary.

     In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal by March 1, 2001.

                                 OTHER MATTERS

     Management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matter properly comes before the meeting or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of the Company by mail, telephone or personally. In addition, the Company has retained D.F. King & Co. ("D.F. King") to solicit proxies by personal interview, mail, telephone and telegram and to request brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock. The Company will pay D.F. King a fee not to exceed $3,500 covering its services and, in addition, will reimburse D.F. King for expenses and payments made for the Company's account to brokers and other nominees for their expenses in forwarding soliciting material.

     Stockholders are urged to send their proxies without delay. Your cooperation is appreciated.

                          ORBITAL SCIENCES CORPORATION

             Proxy for Annual Meeting of Stockholders - June 1, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints David W. Thompson and Leslie C. Seeman and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the "Company") to be held at the Company's headquarters, 21700 Atlantic Boulevard, Dulles, Virginia 20166 on June 1, 2000 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the Company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ITEM SET FORTH BELOW.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS.


1. To elect four Directors, each to serve for a three-year term ending in 2003.

         Nominees: Douglas S. Luke, Harrison H. Schmitt, James R. Thompson, Scott L. Webster

         [ ] FOR ALL           [ ] WITHHOLD ALL

         [ ] FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
         (Instruction: To withhold authority to vote for any nominee(s), write such nominee(s) name(s) above.)

--------------------------------------------------------------------------------

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.


Dated:                        , 2000
      -----------------------


-----------------------------------                     For Inspector of
Signature                                               Elections' Use Only


-----------------------------------                     --------------------
Name (please print)                                     Number of Shares

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                                       23